Doma Announces Chief Financial Officer Departure

SAN FRANCISCO – April 7, 2022 – Doma Holdings, Inc. (NYSE: DOMA), a leading force for disruptive change in the real estate industry, today announced that its Chief Financial Officer, Noaman Ahmad, will be stepping down effective May 15, 2022. Noaman’s decision is solely for personal reasons and will allow him to take on a new role at a private company in an unrelated industry.
“Doma is tremendously appreciative of Noaman’s contributions to our business during his tenure, including the instrumental role he played in our go public transaction last year,” said Max Simkoff, Doma CEO. “We are saddened to see him depart but wish him the very best in his future endeavors.”
“It’s been a pleasure to work with such a talented group of individuals at Doma over the last several years,” said Noaman. “I am incredibly proud of what we’ve built together, and I am excited to see what the future holds for the company.”
Effective upon Noaman’s departure, Mike Smith, currently Doma’s Chief Accounting Officer, will serve as the Company’s Acting Chief Financial Officer and Principal Financial Officer. Until the effective date of his resignation, Noaman will continue to serve as the company’s Chief Financial Officer and is working closely with the company to help ensure a smooth transition of his responsibilities to Mike.
“I’d like to thank Noaman for the work he’s put into building a very strong team over the past three and a half years,” said Mike. “I look forward to continuing that work as Acting Chief Financial Officer and wish Noaman the best as he embarks on a new chapter.”
Doma will be initiating an external search for a new Chief Financial Officer in the coming weeks.
About Doma
Doma (NYSE: DOMA) is architecting the future of real estate transactions. The Company uses machine intelligence and its proprietary technology solutions to transform residential real estate, making closings instant and affordable. Doma and its family of brands – States Title, North American Title Company (NATC) and North American Title Insurance Company (NATIC) – offer solutions for current and prospective homeowners, lenders, title agents, and real estate professionals that make closings vastly more simple and efficient, reducing cost and increasing customer satisfaction. Doma’s clients include some of the largest bank and non-bank lenders in the United States. To learn more visit doma.com.
Investor Contact: Beatriz Bartolome | Head of Investor Relations for Doma | ir@doma.com
Media Contact: Camilla Whitmore | Lead, Public Relations for Doma | press@doma.com